Exhibit 10.8

SYNALLOY CORPORATION
2015 Short-Term Cash Incentive and Restricted Stock Incentive Plan

1.
Purpose. This Short-Term Cash Incentive and Restricted Stock Incentive Plan (the “Incentive Plan”) is intended to provide key executive employees of Synalloy Corporation (the “Company”, which term shall include Synalloy Corporation and any of its affiliates or subsidiaries) the opportunity to participate in the Company’s profitability, future prosperity and growth. The purpose of the Incentive Plan is to provide short and long-term incentive for gain through outstanding service to the Company and its shareholders, and to assist in attracting and retaining executives of ability and initiative.

2.
Administration. The Incentive Plan shall be administered by the Company’s Compensation & Long Term Incentive Committee (the “Committee”). The same restrictions set forth in the Company’s 2015 Stock Awards Plan (the “Restricted Stock Plan”), planned to be approved by the Company’s Board of Directors and shareholders at the Company’s 2015 Annual Meeting, applicable to Committee members shall also apply under this Incentive Plan. To the extent this Incentive Plan differs from or is inconsistent with the Restricted Stock Plan, the terms and provisions of the Restricted Stock Plan shall govern. The Committee shall have complete authority and discretion to interpret all provisions of this Incentive Plan consistent with law and the Restricted Stock Plan, to prescribe the form of instruments evidencing the restricted stock that may be granted under this Incentive Plan, and pursuant to the Restricted Stock Plan, to adopt, amend, and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Incentive Plan. No member of the Committee shall be liable for any action or determination in respect thereto, if made in good faith, and shall be entitled to indemnification by the Company with respect to all matters arising from his or her service on the Committee to the fullest extent allowable under the Company’s charter documents and applicable law.

3.
Eligibility. Any salaried employee of the Company who in the judgment of the Committee occupies a management position in which his or her efforts contribute to the profit and growth of the Company may be eligible to participate in the Incentive Plan. The named participants to this Incentive Plan shall be recommended by the division Presidents and the CEO, and approved by the Committee. The key metric used to measure management performance in a particular division or the Company as a whole, as the case may be, is “Adjusted EBITDA” defined as operating income before interest, change in fair value of interest rate swap, income taxes, depreciation and amortization, excluding inventory profits and losses, acquisition costs and costs associated with raising capital. The Adjusted EBITDA target ranges described herein and reflected on Exhibit A are derived from the Company’s annual budget approved by the Company’s Board of Directors and are exclusive of and calculated prior to allocation of the cash and restricted stock incentives payable to the executives participating in the Incentive Plan. Exhibit A to this Incentive Plan, as may be amended from time to time by the Committee, sets forth for each named participant, his or her Base Salary, the Adjusted EBITDA target applicable to the participant, the Cash Incentive and the Restricted Stock Incentive (both as a percentage of Base Salary) depending on the percentage of Adjusted EBITDA target achieved, and the weighted percentage of Adjusted EBITDA and Project Goals used to determine the final target range achieved. The Committee, upon recommendation from the Company’s CEO, shall have the discretion to determine to what extent, if any, persons employed on a part-time or consulting basis will be eligible to participate in the Incentive Plan. At the beginning of the year, the division Presidents will identify the executives whom they recommend to participate in the Incentive Plan with input from the CEO, and the CEO will recommend the executives who will participate from the Corporate division. These recommendations will be submitted to the Committee no later than two weeks prior to the February Board of Director’s meeting. The Committee will review and approve, amend or reject the recommendations of the division Presidents and the CEO. The CEO’s incentive calculation will be handled separately from the Corporate division and will be approved by the Committee.

4.	Cash Incentive.

A.
Adjusted EBITDA Target Ranges. At the beginning of each year, the Company’s Board of Directors will approve the upcoming year’s budget that shall include the Adjusted EBITDA target for each division and for the Company as a whole. The target ranges set forth on Exhibit A are calculated as the stated percentages (>100%, 90-100%, 82-89%, 75-81% and <75%) of the Adjusted EBITDA target before incentive bonuses and restricted stock grants.

B.
Cash Incentive Calculation. Cash Incentive will be based on a percentage of Base Salary for each Executive Level and the target range achieved by each division or the Company as a whole, as applicable (see the chart below). The applicable target ranges for each named participant are set forth on Exhibit A attached hereto. Each target range relates to a corresponding percentage of Base Salary for the named participant used to calculate the Cash Incentive. No cash incentive will be paid if Adjusted EBITDA is less than 75% of target. A bonus pool for non-executive managers will be based on a percentage of Adjusted EBITDA before bonuses for each business unit as set forth in Exhibit A, and the appropriate executive in each division will be responsible for the cash allocation to the non-executive managers with input, as needed, from the CEO.

Executive Level	Above Target	90 - 100% of Target	82 - 89% of Target	75 - 81% of Target	Below 75% of Target
Level 1	100%	85%	70%	50%	0%
Level 2	85%	72%	60%	42%	0%
Level 3	72%	60%	50%	35%	0%
Level 4	60%	50%	40%	30%	0%

C.
Weightings. Each executive’s Cash Incentive is based on a weighted percentage of Adjusted EBITDA and Project Goals as set forth in Exhibit A. For illustration purposes only, assume the following: Adjusted EBITDA target is $10,221,000; actual Adjusted EBITDA is $8,500,000; Base Salary is $210,000 (Level 2); Weightings are (a) 80% Adjusted EBITDA target and (b) 20% Project Goals; and, 75% of Project Goals achieved. This executive’s Cash Incentive would be calculated as follows:

i.Adjusted EBITDA Variable: $8,500,000/$10,221,000 = 0.83*.80 = 0.67;
ii.Project Goals Variable: 0.75*.20 = 0.15;
iii.Total Incentive Percentage: 0.67+0.15 = 0.82;
iv.As a Level 2 executive, this executive would receive 60% of his Base Salary as Cash     Incentive, or $126,000.

D.
Inventory Profits or Losses. The Adjusted EBITDA calculations used to determine the Cash Incentive shall exclude any inventory profits or losses applicable to the BRISMET division as set forth in this section. Adjusted EBITDA calculations for the BRISMET division will be reduced on a dollar-for-dollar basis by the amount of inventory profits, if any, in that division. Likewise, Adjusted EBITDA calculations for the BRISMET division will be increased on a dollar-for-dollar basis by the amount of inventory losses, if any, in that division.

5.	Restricted Stock Incentive.

A.
Adjusted EBITDA Target Ranges. At the beginning of each year, the Company’s Board of Directors will approve the upcoming year’s budget that shall include the Adjusted EBITDA target for each division and for the Company as a whole. The target ranges set forth on Exhibit A are calculated as the stated percentages (>100%, 90-100%, 82-89%, 75-81% and <75%) of the Adjusted EBITDA target before incentive bonuses and restricted stock grants.

B.
Restricted Stock Incentive Calculation. Restricted Stock Incentive will be based on a percentage of Base Salary for each Executive Level and the target range achieved by each division or the Company as a whole, as applicable (see the chart below). The applicable target ranges for each named participant are set forth on Exhibit A attached hereto. Each target range relates to a corresponding percentage of Base Salary for the named participant used to calculate the Restricted Stock Incentive. No restricted stock will be granted if Adjusted EBITDA is less than 75% of target. Non-executive managers are not eligible for restricted stock awards under this Incentive Plan.

Executive Level	Above Target	90 - 100% of Target	82 - 89% of Target	75 - 81% of Target	Below 75% of Target
Level 1	30%	25%	20%	15%	0%
Level 2	25%	20%	15%	10%	0%
Level 3	20%	15%	10%	5%	0%
Level 4	18%	13%	8%	5%	0%

C.
Weightings. Each Executive’s Restricted Stock Incentive is based on a weighted percentage of Adjusted EBITDA and Project Goals as set forth in Exhibit A. For illustration purposes only, assume the following: Adjusted EBITDA target is $10,221,000; actual Adjusted EBITDA is $8,500,000; Base Salary is $210,000 (Level 2); Weightings are (a) 80% Adjusted EBITDA target and (b) 20% Project Goals; and, 75% of Project Goals achieved. This executive’s Restricted Stock Incentive would be calculated as follows:

i.Adjusted EBITDA Variable: $8,500,000/$10,221,000 = 0.83*.80 = 0.67;
ii.Project Goals Variable: 0.75*.20 = 0.15;
iii.Total Incentive Percentage: 0.67+0.15 = 0.82;
iv.As a Level 2 executive, this executive would receive 15% of his Base Salary as Restricted Stock Incentive, or a restricted stock grant equal to $31,500.

D.
Inventory Profits or Losses. The Adjusted EBITDA calculations used to determine the Restricted Stock Incentive shall exclude any inventory profits or losses applicable to the BRISMET division as set forth in this section. Adjusted EBITDA calculations for the BRISMET division will be reduced on a dollar-for-dollar basis by the amount of inventory profits, if any, in that division. Likewise, Adjusted EBITDA calculations for the BRISMET division will be increased on a dollar- for-dollar basis by the amount of inventory losses, if any, in that division.

6.
Mid-Year Acquisition Adjustments. The Company, from time to time, may acquire another business or operating division mid-year, which acquisition will not be budgeted or accounted for in the Adjusted EBITDA targets that are established at the beginning of the fiscal year. Upon consultation with the CEO and division Presidents, the Committee shall amend the applicable Adjusted EBITDA target(s) to account for any and all mid-year acquisitions. Specifically, the Committee will update the applicable Adjusted EBITA target(s) to account for the pro-forma Adjusted EBITDA expected from each acquisition for the remainder of the current calendar year. The Company’s practice is to allocate unbudgeted one-time expenses associated with a mid-year acquisition to the Corporate division only. In determining the actual year-end Adjusted EBITDA calculation for the Corporate division and the CEO, the Committee will add back the one-time costs associated with each acquisition incurred during the year in question but not previously budgeted. The amount of one-time expenses to be added back will be approved by the Committee and will include only those expenses that were incurred as a direct result of completing the acquisition. In the event these one-time expenses extend from one calendar year to the next, the accrued one-time expenses associated with the acquisition from each year will be added back to the applicable year’s Adjusted EBITDA calculations for the Corporate division and the CEO.

7.
General Provisions. Neither the adoption of this Incentive Plan nor its operation, nor any document describing or referring to this Incentive Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Incentive Plan had not been adopted. In light of the importance of promoting long-term relationships and a long- term commitment to the ongoing success of the Company, in order to receive any cash payments or grants of restricted stock under this Incentive Plan, an employee must be employed by the Company on the last day of the applicable fiscal year; provided, however, that if termination of employment occurs as a result of death, disability (unable to work for 12 consecutive months), or retirement (with a minimum of 5 years of employment with the Company), payment of the cash bonus and/or the grant of restricted will be determined as otherwise provided in this Incentive Plan but shall be prorated to reflect that portion of the prior year in which the employee was an employee of the Company. Eligible employees must have entered into a confidentiality and non-competition agreement in a form acceptable to the CEO of the Company in order to receive any benefits under this Incentive Plan. Payments under this Incentive Plan will be made on or about March 15th of the year following the Company’s fiscal year end. This Incentive Plan shall be governed by the laws of the state of South Carolina.

8.
Duration and Amendment of the Incentive Plan. Unless previously terminated by the Committee, the Incentive Plan shall be effective for the fiscal year specified in the Incentive Plan. The Committee may alter, amend, or terminate this Incentive Plan, including any exhibits attached hereto, at any time.